Exhibit 8.1

September 3, 2014

Capital Product Partners L.P.

3 Iassonos Street

Piraeus 18537, Greece.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Capital Product Partners L.P. (“CPLP”), a Marshall Islands limited partnership, in connection with the Prospectus Supplement dated September 3, 2014, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933 (the “Prospectus Supplement”), supplementing the registration statement under the Securities Act of 1933 on Form F-3 filed with the Securities and Exchange Commission on December 6, 2011.

We hereby confirm to you that, insofar as it relates to United States federal income tax matters, the discussion set forth under the caption “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP